Putnam Income Fund, April 30, 2009, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A		   $21,433
		Class B		     2,001
		Class C		       680

72DD2	Class M		    $7,106
		Class R		        66
		Class Y		    12,302

73A1		Class A		     $.234
		Class B		     .214
		Class C		     .215

73A2		Class M		     $.228
		Class R		     .228
		Class Y		     .240

74U1		Class A		   88,918
		Class B		    8,287
		Class C		    3,632

74U2		Class M		   30,849
		Class R		      312
		Class Y		   28,084

74V1		Class A		     $5.44
		Class B		     5.41
		Class C		     5.42

74V2		Class M		     $5.36
		Class R		     5.43
		Class Y		     5.49



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77Q3 74P

On September 26, 2008, the fund entered into Agreements with other registered investment companies
(each a Seller) managed by Putnam Management.
Under the Agreements, the Seller sold to the fund the right to receive, in the aggregate, $2,948,825 in net payments from Lehman Brothers Special Financing, Inc.
in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable will be off set against the funds net payable to Lehman Brothers
Special Financing, Inc. and is included in the Statement of assets and liabilities within Payable for investments purchased. Future payments under the Agreements are valued at fair value following procedures approved by the Trustees and are included in the Statement of assets and liabilities. All remaining payments under the Agreements will be recorded as realized gain or loss.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.